EXHIBIT 10.4

SPIN-OUT AND MEMBERSHIP INTEREST TRANSFER AGREEMENT

TeleCare Home Health LLC

This Spin-Out and Membership Interest Transfer Agreement (this “Agreement”) is entered into effective as of August 20, 2026 (the “Effective Date”), by and between Glow Holdings, Inc., a Nevada corporation (“Glow” or the “Transferor”), and Alonzo V. Pierce (“Transferee”).

RECITALS

WHEREAS, Glow acquired one hundred percent (100%) of the membership interests of TeleCare Home Health LLC, a Texas limited liability company (“TeleCare”), on October 29, 2025;

WHEREAS, prior to Glow's acquisition of TeleCare, TeleCare was controlled by Alonzo V. Pierce, who at that time also served as Glow's President and Chief Executive Officer;

WHEREAS, following the April 2026 change in control of Glow and Glow's subsequent strategic transition toward enterprise software, workflow automation, operational analytics, AI-enhanced business tools and SaaS-related technologies, Glow has determined that TeleCare is no longer aligned with Glow's continuing business strategy;

WHEREAS, Glow desires to transfer all of its right, title and interest in and to TeleCare back to Transferee, and Transferee desires to accept such transfer and assume responsibility for TeleCare from and after the Effective Date, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Transfer of Membership Interests

1.1      Transfer. Effective as of the Effective Date, Glow hereby assigns, transfers, conveys and delivers to Transferee all of Glow's right, title and interest in and to one hundred percent (100%) of the issued and outstanding membership interests of TeleCare Home Health LLC (the “Transferred Interests”), free and clear of any lien, pledge or encumbrance created by Glow, other than restrictions arising under applicable law or TeleCare's governing documents.

1.2      Acceptance. Transferee hereby accepts the Transferred Interests and, from and after the Effective Date, shall be the owner of the Transferred Interests and shall be entitled to all rights and subject to all obligations associated therewith.

1.3       Corporate Separation. From and after the Effective Date, TeleCare shall cease to be a subsidiary, affiliate or controlled entity of Glow, except to the extent any relationship exists solely by rea on of historical transactions or obligations expressly preserved under this Agreement.

2.	Consideration

The consideration for the transfer consists of the mutual covenant contained in this Agreement, including Transferee's acceptance of ownership and responsibility for TeleCare and the assumption of the TelCare obligations described below. The parties acknowledge that the transfer is being effected as part of Glow’s strategic separation from its historical healthcare-related operations and transition to its continuing technology-focused business strategy.

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3.	Assumption of TeleCare Liabilities

3.1      Assumed TeleCare Obligations. From and after the Effective Date, Transferee shall cause TeleCare to remain responsible for, and Transferee shall assume responsibility for causing TeleCare to satisfy, all debts, liabilities, contracts, payroll obligations, taxes, accounts payable, operating obligations, regulatory obligations and other liabilities of TeleCare, whether arising before, on or after the Effective Date, to the extent such obligations are liabilities of TeleCare and not direct liabilities of Glow.

3.2      Excluded Glow Obligations. Nothing in this Agreement shall be deemed to transfer, extinguish, release or satisfy an direct indebtedness, obligation or liability of Glow, including any amount owed by Glow to Transferee or an related party, unless such obligation is expressly identified in a written instrument executed by Glow and Transferee. No such direct Glow obligation is being released solely by reason of this Agreement.

3.3      No Continuing Funding Obligation. Glow shall have no obligation after the Effective Date to fund, finance, guarantee or otherwise support TeleCare, except pursuant to a separate written agreement executed after the Effective Date.

4.	Assets; Records; Operations

4.1      TeleCare Assets. The transfer of the Transferred Interests carries with it indirect ownership of all assets, rights, contracts, books, records, licenses, receivables and other property owned by TeleCare as of the Effective Date, subject to the liabilities and obligations of TeleCare.

4.2      Records and Access. Each party shall reasonably cooperate in transferring possession or control of TeleCare-specific books, records, credentials and information. Glow may retain copies of records reasonably necessary for financial reporting, tax, audit, securities-law, litigation, regulatory and corporate-record purposes.

4.3       Transition Assistance. For a reasonable period following the Effective Date, the parties shall cooperate in good faith to complete administrative changes reasonably necessary to reflect the transfer, including banking, tax, vendor, customer, licensing, payroll, insurance and similar matters.

5.	Representations of Glow

Glow represents that: (a) it has authority to enter into this Agreement and transfer the Transferred Interests; (b) it is the record and beneficial owner of the Transferred Interests immediately prior to the transfer; and (c) it has not knowingly granted any lien or security interest in the Transferred Interests that remains outstanding as of the Effective Date, except as disclosed in writing to Transferee.

6.	Representations of Transferee

Transferee represents that: (a) he has authority to enter into this Agreement; (b) he is familiar with TeleCare and its historical operations; (c) he has had the opportunity to review the books, records, assets and liabilities of TeleCare that he considers relevant; and (d) he accepts the Transferred Interests in their present condition, subject to the express representations set forth in this Agreement.

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7.	Indemnification

7.1       By Transferee. Transferee shall indemnify and hold harmless Glow and its officers, directors and agents from claims, losses, liabilities and expenses arising from (i) ownership or operation of TeleCare after the Effective Date, or (ii) liabilities of TeleCare that Transferee has assumed responsibility for under Section 3.1, except to the extent resulting from Glow's fraud or willful misconduct.

7.2      By Glow. Glow shall indemnify and hold harmless Transferee from claims, losses, liabilities and expenses arising from Glow's breach of an express representation, warranty or covenant contained in this Agreement.

8.	No Implied Release

Except for the allocation of responsibility expressly stated in this Agreement, neither party releases or waives any claim, right or obligation arising under any separate agreement, note, advance, settlement, stock purchase agreement or other instrument. Any such release or modification must be set forth in a separate written agreement signed by the affected parties.

9.	Further Assurances

Each party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary to evidence or effectuate the transfer contemplated by this Agreement, including amendments to TeleCare's company records and filings required by applicable law.

10.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada with respect to the obligations between Glow and Transferee; provided, however, that matters concerning the internal affairs, membership records and governance of TeleCare shall be governed by applicable Texas law.

11.	Entire Agreement; Counterparts

This Agreement constitutes the entire agreement between the parties concerning the transfer of the Transferred Interests and supersedes prior oral or written discussions concerning that transfer. Any amendment must be in writing signed by both parties. This Agreement may be executed in counterparts and by electronic signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GLOW HOLDINGS, INC.

By: /s/ Daniela Carolina Mujica Chacon

Name: Daniela Carolina Mujica Chacon

Title: Chief Executive Officer and Sole Director

Date: August 20, 2026

By: /s/ Alonzo V. Pierce

Name: Alonzo V. Pierce

Date: August 20, 2026

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